Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related prospectus of Babcock & Brown Air Limited for the registration of up to 4,176,548 shares in the form of ADS and to the incorporation by reference therein of our report dated March 18, 2008, with respect to the consolidated financial statements of Jet-I Leasing LLC included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
March 6, 2009